Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Paul J. Chakmak (“Executive”) and Boyd Gaming Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been employed by the Company as Executive Vice President and Chief Operating Officer;

WHEREAS, Executive’s employment with the Company is scheduled to terminate effective September 19, 2014 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration. If this Agreement becomes effective, Executive shall timely receive:

(a)	Payment of $765,000.00, with such amount paid to Executive in a single lump sum payable upon the Effective Date.

(b)
Payment of a bonus at 75% of the full year amount, with such payment to be made in cash, in no event later than March 15, 2015, which bonus shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), such determination to be uniformly applied to all executive officers.

(c)
Accelerated vesting of Company RSUs issued pursuant to Award Number 2011004 covering 42,857 shares of Company common stock granted to Executive on December 7, 2011 and originally scheduled to vest December 7, 2014, with such vesting to occur upon the Effective Date.

(d)
Vesting and settlement of Company Performance Shares based on 2012‑2014 performance covering a base number of 42,857 shares of Company common stock issued pursuant to Award Number P00004, dated December 7, 2011, to the extent the required performance is achieved, as and when such Performance Shares held by other executive officers vest and settle based on the Committee’s determination, but in no event later than March 15, 2015.

(e)
Accelerated vesting of the following stock options:(i) 25,510 shares of Company common stock purchasable under Award Number 004043, granted December 7, 2011; (ii) 25,510 shares of Company commons stock purchasable under Award Number 004058, granted November 8, 2012; and (iii) 25,511 shares of Company common stock purchasable under Award Number 004066, granted November 7, 2013; with extension of the post-termination exercise period of each such option to the twelve (12) month anniversary of the Termination Date, with such vesting and extension effective upon the Effective Date.

(f)
Payment on the Effective Date of an amount equal to the cost of twelve (12) months' COBRA insurance coverage for the medical, dental, and vision coverage currently elected by Executive (“COBRA Payment)”. The COBRA Payment shall be increased by the amount of the payroll, withholding and income taxes payable by Executive, such that Executive retains an after tax amount equal to the full cost of the COBRA coverage.

(g)
Executive will be eligible to participate in the Company’s MERP Health Plan as authorized for the Company’s Management Committee and Board of Directors through the one year anniversary of the Termination Date.

(h)	Payment on the Effective Date of $3,870.00 for reimbursement for medical, dental, and vision insurance premiums paid by Executive through the Termination Date.

(i)	For the avoidance of doubt, Executive’s vested interests in his 401(k) retirement plan and deferred compensation plan with the Company shall remain unaffected by this Agreement.

All payments and benefits hereunder are subject to applicable tax withholding and will be reduced accordingly.

2.Resignation from All Positions. Executive confirms that he resigns, effective as of the Termination Date, from all positions, if any, that he held with the Company, and, without further compensation, Executive agrees to sign any documents requested by the Company to accomplish such purpose. Executive also agrees to take all actions necessary to resign, effective no later than the Termination Date, from all industry or other outside boards on which Executive serves as a representative of or through the efforts of the Company.

3.Benefits. Executive’s health insurance benefits shall cease on the Termination Date, subject to Executive’s right to continue his health insurance under COBRA. Except as otherwise provided herein, Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options and other equity based compensation, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Termination Date.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and agrees that, other than the consideration set forth in this Agreement, the Company will pay only accrued and unpaid wages, vacation/paid time off and reimbursable expenses through September 30, 2014.

5.Non-Competition and Non-Solicitation.

(a)
In consideration of the provisions hereof and the benefits provided under Section 1, for the Restricted Period (as hereinafter defined), Executive will not, except as specifically provided below, anywhere in the States of Nevada, Illinois, Indiana, Louisiana, Mississippi, Kansas, Iowa, and New Jersey or any state contiguous with any such state from which casinos compete with casinos of the Company (the “Restricted Territory”), directly or indirectly, acting individually or on behalf of any person or entity, (i) engage in the operation of a gaming or gambling enterprise; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities in the Restricted Territory; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange, provided Executive is not a controlling person of, or a member of a group which controls, such business and further provided that Executive does not, in the aggregate, directly or indirectly, own one percent (1%) or more of any class of securities of such business. The term “Restricted Period” shall mean the period ending on the twelve (12) month anniversary of the Termination Date.

(b)
During the Restricted Period, Executive shall not (i) solicit any customer doing business with the Company in the Restricted Territory, (ii) solicit any customer, supplier, or partner of the Company to enter into a business relationship with a competitor of the Company that operates in the Restricted Territory, (iii) solicit any officer or employee of the Company to enter into an employment agreement with a competitor of the Company or otherwise interfere in any such relationship, (iv) solicit on behalf of a competitor of the Company any prospective customer of the Company operating in the Restricted Territory that Executive called on or was involved in soliciting on behalf of the Company during his employment with the Company, or (v) otherwise divert or attempt to divert from the Company any business of any kind in which it is engaged in the Restricted Territory.

(c)
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)
This Section 5 does not apply to the Executive’s services to the following: (i) a business that is a supplier or vendor to casinos, provided that Executive may not provide service to or support directly any casino business of such business or an affiliate in the Restricted Territory; (ii) any agency or authority that supports the gaming industry; and (iii) the banking and investment banking business. The “casino business” means land-based, riverboat and online casino operations. For the avoidance of doubt, the “casino business” does not include lottery operations or traditional casino games played only in small taverns or bars that may be owned by such business or an affiliate.

6.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, and hereby and forever releases the Releasees from, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (collectively, the “Released Claims”), including, without limitation:

(a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)
any and all claims for wrongful discharge of employment; termination of employment in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; and the Nevada Fair Employment Practices Act, California Fair Employment and Housing Act or any comparable state law; in each case as has been amended from time to time;

(e)	any and all claims for violation of the federal or any state constitution;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)
any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Executive represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.Directors and Officers Liability Insurance. Executive shall continue to be covered by the terms of directors and officers liability insurance maintained by the Company during Executive’s employ with the Company for Executive’s acts during his employ with the Company, pursuant to the terms of the governing insurance policy or policies.

8.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other

Releasees. Executive agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any of the Released Claims; provided that nothing in this Agreement prevents Executive from (a) filing a charge with or participating in an investigation by a governmental administrative agency although Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation or (b) challenging or seeking a determination in good faith of the validity of Executive’s waiver of claims under the ADEA pursuant to Section 9 below or (c) enforcing the terms of this Agreement. Executive represents that, in the course of performing his duties to the Company during his employment, he has at all times complied in all material respects with all Company policies and applicable laws.

9.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s principal address, directed to the attention of the Company’s General Counsel, that is received prior to the Effective Date.

10.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company.

11.Confidential Information; Statements to Third Parties.

(a)Executive acknowledges and agrees that:

(i)
all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its affiliates, or any entity or venture in which the Company, directly or indirectly, has an ownership interest of 10% or more or which has an ownership interest of 10% or more in the Company (collectively, the “Company Group”) of a proprietary, private, secret or confidential nature (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) concerning the Company Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group;

(ii)	reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information; and

(iii)
any willful retention or use by Executive of Proprietary Information that violates this Agreement after the termination of Executive’s employment will constitute a misappropriation of the Company Group’s Proprietary Information; and

(iv)	notwithstanding the foregoing, Executive will keep his Company cell phone and its phone number.

(b)
Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information in his possession or under his control from inappropriate disclosure following his employment with the Company.

(c)
All materials or copies thereof and all tangible things and other property of the Company Group that embody or represent Proprietary Information in Executive’s custody or possession shall be delivered to the Company (to the extent Executive has not already returned them). After such delivery, Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any affirmation of compliance that the Company may reasonably require. Anything in this Agreement or elsewhere to the contrary notwithstanding Executive shall at all times be entitled to retain, and use appropriately (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, rolodexes (and electronic equivalents), personal files and phone books, (ii) information and documents pertaining to his personal rights, obligations and entitlements, (iii) information Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to his employment, or termination thereof, with the Company. To the extent that Executive has made use of his own personal computing devices (e.g., PDA, laptop, thumb drives, etc.) during his employment with the Company, upon the Termination Date or at any earlier time if requested by the Company, Executive will deliver such personal computing devices to the Company for review, and permit the Company to delete all Proprietary Information from such personal computing devices that he is not entitled to retain, provided that the Company shall use its best reasonable efforts to avoid reviewing the content of privileged or personal communications and materials that do not contain Proprietary Information (other than Proprietary Information that he is entitled to retain).

(d)
Executive further agrees that his obligation not to disclose or to use information and materials set forth in Sections 11(a), 11(b) and 11(c) above, and his obligation to return materials and tangible property set forth in Section 11(c) above, also extends to corresponding types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to Executive.

(e)
Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner except in carrying out his duties hereunder any Proprietary Information without limitation as to when or how Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties under this Agreement) without written approval of the Company, from and after the Termination Date.

(f)
Executive further acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of Executive, generally known to the public. In the event that Executive is required by law, regulation, or court order to disclose any Proprietary Information, Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, Executive will furnish only that portion of the Proprietary Information that he reasonably believes is legally required to be disclosed, and Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information. Executive shall not be required to incur any expenses in performing his obligations under this Section 11 unless Company agrees to pay those expenses for Executive.

(g)
Executive’s obligations under this Section 11 are in addition to, and not in limitation of, all other obligations of confidentiality under other agreements with the Company, the Company’s policies, general legal or equitable principles or statutes. However, nothing in this Agreement or elsewhere shall prohibit Executive from making truthful statements, or disclosing Proprietary Information in good faith (i) to appropriate members of the Company Group, or to any authorized (or apparently authorized) agent or representatives of any of them, (ii) in connection with the good faith performance of his duties for the Company, (iii) when required to do so by a court, government agency, legislative body, arbitrator or another person with apparent jurisdiction to require such disclosure or (iv) in confidence to an attorney or other professional for the purpose of securing professional assistance or advice.

12.No Cooperation. Executive agrees that he will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as provided under Sections 8 or 9 of this Agreement. Subject to the foregoing, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish to the Company, within three (3) business days of its receipt, a copy of such subpoena or other court order.

13.Nondisparagement. Executive agrees to refrain from any disparagement, criticism, defamation, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of the Releasees. The Board agrees to refrain from any disparagement, criticism, defamation, or slander of any of Executive, and agrees to refrain from any tortious interference with the contracts and relationships of Executive. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. In the event Executive breaches this Section, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to this Agreement will cease immediately.

14.Breach. Executive and the Company agree that the covenants contained in Sections 5, 11, 12, 13 and 16 are reasonable under the circumstances, and further agree that if any court of competent jurisdiction determines that any such covenant is unenforceable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as necessary to render them enforceable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under Sections 5, 11, 12, 13 and 16 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that Executive breaches any of the provisions of Sections 5, 11, 12, 13 or 16 or engages in any activity that would constitute such a breach save for Executive’s action being in a state where any of the provisions of Sections 5, 11, 12, 13 or16, or this Section 14 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining severance compensation and benefits that have not already been paid to Executive pursuant to Section 1 shall terminate.

15.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16.Future Assistance. During the Restricted Period, Executive agrees to (i) respond to requests from the Company and its counsel for information needed to prepare such operational, financial and other reports, filings and documents that relate to the time period during which Executive was employed with the Company (ii) otherwise cooperate as requested by the Company in connection with customers or Company business. For purposes of clarity, any assistance provided by Executive pursuant to the preceding sentence will be on a voluntary basis for no consideration and in no way shall be construed as providing assistance as an employee, consultant, independent contractor or other advisor or service provider to the Company. Executive shall not be required to incur any expenses in performing his obligations under this Section 16 unless Company agrees to pay those expenses for Executive.

17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.Dispute Resolution.

(a)
In the event that the Parties are unable to resolve any controversy or claim arising out of or relating to this Agreement, either Party to the dispute shall refer the dispute to binding arbitration, which shall (except as otherwise provided in Section 18(d)) be the exclusive forum for resolving all such controversies and claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). The arbitration shall be conducted by a single arbitrator selected by the Parties according to the JAMS Rules. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. Unless the Parties otherwise agree, any arbitration hearings shall commence on a mutually agreeable date within 90 days after the request for arbitration and shall be conducted within thirty (30)

miles of the location of Executive’s then current principal place of work for the Company, or if he is no longer working with the Company, within thirty (30) miles of his most recent principal place of work for the Company.

(b)	The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(c)
The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and controlling federal, state, and local laws. The decision of the arbitrator shall otherwise be final and binding on the Parties, except as otherwise provided by law.

(d)
Notwithstanding the foregoing, no claim for injunctive or similar non-monetary equitable relief contemplated by or allowed under applicable law with respect to alleged violations of Sections 5, 11, 12, 13 and 16 of this Agreement will be subject to arbitration under this Section 18, but will instead be subject to determination in a court of competent jurisdiction as set forth in Section 27, which court shall apply Nevada law consistent with Section 27 of this Agreement.

19.Section 409A. The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, relating to payments made to certain “specified employees” of certain publicly-traded companies, and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following the Termination Date shall instead be accumulated through and paid on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.

20.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

21.Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.No Company Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.Attorneys’ Fees. Except as otherwise provided by applicable law with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, each Party shall bear its own costs and expenses, including attorneys’ fees incurred in connection with such an action.

25.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against either Party.

26.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer or agent of the Company.

27.Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Nevada.

28.Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days. Executive has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signs this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

29.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Paul J. Chakmak, an individual

Dated as of:	September 19, 2014	/s/ Paul J. Chakmak
Paul J. Chakmak

Boyd Gaming Corporation

Dated as of:	September 19, 2014	By:	/s/ Keith Smith
		Name:	Keith Smith
		Title:	President and CEO

Signature Page to Separation Agreement and Release